Exhibit 10.62
EXECUTIVE EMPLOYMENT AGREEMENT

Executive Employment Agreement among Gran Tierra Energy Brasil Ltda. (“GTB”), a Brazilian company, an affiliate company of Solana Resources Ltd. (“Solana"), and Gran Tierra Energy Inc., an Alberta, Canada corporation ("Gran Tierra") and Julio Cesar Dias Moreira (hereinafter called the "Executive", collectively with GTB, the “Parties"). Solana and Gran Tierra are the quotaholders of GTB (the "Quotaholders”) and sign this Agreement in the capacity of Intervenient-Parties. Solana, Gran Tierra and GTB-may be referred hereinafter as “Gran Tierra Group”.

RECITALS:

A.           The Executive has specialized knowledge and valuable skills and experience which are critical to the management and success of the business.

B.           GTB wishes to secure the services of the Executive as President of GTB.

C.           The Parties wish to set forth their entire understanding and agreement with respect to the subject matter hereof in its entirety with this Executive Employment Agreement (the "Agreement").

Therefore, the Parties agree as follows:

Article 1

DUTIES AND RESPONSIBILITIES

1.1           Position

GTB confirms the appointment of the Executive to the position of President of GTB on a full-time basis.  The Executive shall report to the Quotaholders, represented for all supervisory purposes of this Agreement by the officer of the Quotaholders designated in Schedule B ("the Officer), and perform the duties and responsibilities reasonably assigned to the Executive by the Quotaholders as identified broadly in Schedule A at the end of this Agreement. The parties agree that the relationship between GTB and the Executive created by this Agreement is that of employer and employee as per Brazilian law.

1.2           Other Engagements

The Executive shall not engage in any other business, profession or occupation which would conflict with the performance of his duties and responsibilities under this Agreement or affect negatively GTB's business, either directly or indirectly, including accepting appointments to the boards of other companies without the prior written consent of the Quotaholders.

1.3           Reassignment

The Executive shall not be reassigned to another position within GTB itself, or to a position within another subsidiary or other affiliated or related corporate entity of Gran Tierra Group (a "Member Company" or "Member Companies”) or alter the duties, responsibilities, title, or reporting lines of the Executive or change the location of the Executive's employment unless the Executive agrees to such reassignment or alteration.

1.4           Travel

The Executive shall be available for such business-related travel as may be required for the purposes of carrying out the Executive's duties and responsibilities. The Executive shall be entitled to fly business class only for international flights and shall use economy for domestic travel. The Executive will be entitled to choose suitable accommodations when traveling on GTB business,

ARTICLE 2

TERM OF EMPLOYMENT

The Executive's employment with GTB is for no specified duration and constitutes al-will employment, effective as from August 10th, 2009. The Executive's employment may be terminated at any time by either GTB or Executive, -subject to the provisions of Article 9.

ARTICLE 3

BASE SALARY

The Executive will be paid an initial monthly Base Salary equivalent to R$ 37,884.00 and this Base Salary is subject to all applicable statutory deductions. The Executive's Base Salary will be .payable in accordance with GTB practices and procedures as they may exist from time to time. Base Salary will be reviewed and may be increased on an annual basis by the Quotaholders. Considering the-.managerial nature of the position, Executive will not be entitled to any increase in his compensation as:, a result.of overtime work, as determined by article 62, II, of the Brazilian labor legislation (Consolidaçäo das Leis do Trabalho –"CLT”).

ARTICLE 4

'BONUS

4.1           Bonus Eligibility

The Executive shall be eligible to receive an annual bonus payment (the "Bonus") in addition to-Base Salary and other compensation for each year of the Executive's employment as determined by-the Quotaholders from time to time.

4.2           Bonus Payment

The Bonus shall be payable within sixty (60) days of the end of the fiscal year, and will be based upon the Executive's performance during the preceding year.

ARTICLE 5

BENEFITS

The Executive shall be entitled to participate in and to receive all rights and benefits under any life insurance, long term disability, medical, dental, health and accident plans maintained by the Quotaholders for GTB employees and for its executives. GTB will continue to pay the Executive's Base Salary in the event the Executive becomes disabled until such time as the Executive begins to receive long-term disability insurance benefits.

The Executive will also receive a Private Retirement Savings Allowance (allowance) of 8% of his Base Salary. This amount will be deposited on a monthly basis by GTB within an investment institution. 1/3 of the allowance will be vested with the Executive 12 months after the deposit. 2/3 of the allowance will be vested with the Executive 24 months after the deposit. The final 1/3 of the allowance will be vested with the Executive 36 months after the deposit.

All the contribution amounts made by GTB to the Investment Institutions as Private Retirement Savings Allowance will vest immediately and automatically if there is a termination of employment of the Executive following provisions in Article 9.2 and 9.3.

ARTICLE 6

VACATION

The Executive will be entitled to five (5) weeks’ vacation per year. Payment of all vacation will be at Base Salary. The Executive will arrange vacation time to suit the essential business needs of GTB. Unused vacation entitlement will be carried over into the following calendar year to a maximum entitlement of eight weeks in any one year. On leaving the employment of GTB for whatever reason, GTB will compensate the Executive for any accrued but unused vacation entitlement based upon the Executive's then current Base Salary.

ARTICLE 7

STOCK OPTIONS

The Executive will be granted an initial stock options grant 150,000 shares of the common stock of Gran Tierra Energy Inc., a company incorporated in Nevada, United States of America ("GTE'), in accordance with the terms and conditions of the 2007 Gran Tierra Energy Equity Incentive Plan. The stock options will be priced in accordance with the terms of the plan on the first date of employment of the Executive with GTB. The Executive will be eligible to participate in applicable future stock option plans and/or incentive award plans created by GTE in accordance with their terms-and conditions.

ARTICLE 8

PERQUISITES AND EXPENSES

GTB recognizes that the Executive will incur expenses in the performance of the Executives duties. GTB shall reimburse the Executive for any reasonable out of pocket expenses incurred in the course of employment. GTB will reimburse the Executive for the membership cost of a Golf Club and to monthly club maintenance fees to a maximum of R$13,200.00/annum. GTB will also provide a suitable armored vehicle and a driver for the Executive for the duration of his employment with GTB. The vehicle will be the property of GTB and GTB will cover all reasonable operating and maintenance costs for the vehicle.

ARTICLE 9

TERMINATION OF EMPLOYMENT

9.1           Termination Without Notice

This Agreement and the Executive's employment with GTB may be terminated, without GTB being obligated to provide the Executive with advance notice of termination or pay in lieu of such notice, whether under contract, statute, common law or otherwise, in the following circumstances:

(a)	Voluntary Resignation

In the event the Executive voluntarily resigns, except where the Executive resigns for Good Reason as provided for in this Agreement, the Executive will give a minimum of ninety (90) days' advance written notice to GTB and Quotaholders copied to the Officer. The Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Executive's last day of active service with GTB. GTB may, at its discretion, waive in whole or in part such notice with payment in lieu to the Executive;

(b)	Cause

"Cause" is defined as any of the acts stated in article 482 of the Brazilian labor legislation (CLT), i.e.:

(1)	act of misconduct;

(2)	misbehavior;

(3)	regular trading for his own or others' account without permission from employer, and when it represents an act of competition with the company, or is detrimental to the service;

(4)	criminal conviction, in case there has been no suspension of the decision;

(5)	negligence in the performance of duties;

(6)	customary drunkenness or when in duty;

(7)	violation of company's secrecy;

(8)	act of indiscipline or insubordination;

(9)	abandonment of employment;

(10)	harmful act to the honor or good fame practiced against anyone when in duty, or physical offenses in the same conditions, except in case of legitimate defense;

(11)	harmful act to the honor or good fame or physical offenses practiced against the employer, except in case of legitimate defense;

(12)	regular practice of gambling;

(13)	acts against the national security.

The Agreement may not be terminated for Cause unless and until the Executive receives a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Quotaholders finding that in the good faith opinion of the Quotaholders, that "Cause" exists and specifying the particulars thereof in reasonable detail.

9.2           Termination by GTB without Cause

In case GTB terminates the Executive's employment without Cause, GTB shall provide the Executive with a separation package (the "Separation Package") equal to the difference between: (a) one years' Total Cash Compensation; and (b) the termination charges paid by GTB directly or indirectly to the Executive for his benefit as required by the Brazilian labor and social security legislation, e.g: (i) proportional 13th month salary; (ii) proportional vacation salary; (iii) proportional vacation bonus; and (iv) 40% of all the deposits made on the FGTS account.

"Total Cash Compensation" is defined as the annualized amount of Base Salary plus Bonus Payment for the prior 12-month period. The Bonus Payment for the purpose of this item will be equivalent to the average of the Bonus Payments related to the 2 preceding years, if any. If the termination occurs before 2 years from the execution of this Agreement, the Bonus Payment for the purpose of this item will be equivalent to the Bonus Payment related to the previous year, if any.

The Separation Package shall be payable in a lump sum within thirty (30) days of termination.

9.3           Termination by the Executive for Good Reason

Should the Executive terminate his employment for Good Reason, as hereinafter defined, he shall receive the Separation Package set out in section 9.2. Failure of the Executive to terminate his employment on the occurrence of any event which would constitute Good Reason shall not constitute waiver of his right to under this section 9.3. Notwithstanding the foregoing, Executive may terminate his employment -for Good Reason so long as Executive tenders his resignation to GTB within thirty (30) days after the occurrence of the event that forms the basis for the resignation for Good Reason; provided, however, that Executive must provide written notice to GTB and the Quotaholders copied to the Officer describing the nature of the event that Executive believes forms the basis for the resignation for Good Reason, and GTB .and the Quotaholders shall thereafter have ten (10) days to cure such event.

"Good Reason" is defined as the occurrence of any of the following without the Executive's express written consent:

(a)
an adverse 'change in the Executive's position, titles, duties or responsibilities (including new, additional or changed formal or informal reporting responsibilities) or any failure to re-elect or re-appoint him to any such positions, titles, duties or offices, except in connection with the termination of his employment for Cause;

(b)	a Change in Control (as defined below) of the GTE occurs after. one hundred and eighty three (183) days of the executive's employment; or

(c)           any breach by GTB of any material provision of this Agreement.

A “Change in Control" is defined as:

(a)           a dissolution, liquidation or sale of all or substantially all of the assets of GTE;

(b)           a merger or consolidation in which GTE is not the surviving corporation; or

(c)
a reverse merger in which the GTE is the surviving corporation but the shares of the GTE's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

This "Change in Control" clause will be effective after one hundred and eighty three (83) days of the onset of the executive's employment with GTB.

ARTICLE 10

DIRECTORS/OFFICERS LIABILITY

10.1	Indemnity

GTB shall provide to the Executive indemnification in accordance with the Indemnification Agreement entered into between GTB and the Executive.

10.2	Insurance

(a)
GTB shall purchase and maintain, or assure that the Quotaholders, or a Member Company, purchase and maintain, throughout the period during which the Executive acts as a director or-officer of GTB and for a period of two years after the date that the Executive ceases to act as a director or officer of GTB, directors' and officers' liability insurance for the benefit of the Executive and the Executive's heirs, executors, administrators and other legal representatives, such that the Executive's insurance coverage is, at all times, at least equal to or better than any insurance coverage GTB purchases and maintains for the benefit of its then current directors and officers, from time to time.

(b)
If for any reason whatsoever, any directors' and officers' liability insurer asserts that the Executive or the Executive's heirs, executors, administrators or other legal representatives are subject to a deductible under any existing or future directors' and officers' liability insurance purchased and maintained by GTB, the Quotaholders or a Member Company for the benefit of the Executive and the Executive's heirs, executors, administrators and other legal representatives, GTB shall pay the deductible for and on behalf of the Executive or the Executive's heirs,executors, administrators or other legal representatives, as the case may be.

10.3	Survival

The provisions of sections 10.1. and 10.2 of this Agreement shall survive the termination of..this Agreement or the employment of the Executive with the GTB and such provisions shall continue in full force and effect in accordance with such Indemnification Agreement and the provisions of this Agreement for the benefit of the Executive.

ARTICLE 11

NON-COMPETITION AND CONFIDENTIALITY

11.1	Non-Competition

The Executive recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he will be a key employee of GTB and will occupy a position of high fiduciary trust and confidence, pursuant to which he has developed and will develop and acquire wide experience and knowledge with respect to all aspects of the services and businesses carried on by GTB, the Quotaholders and their Member Companies and the manner in which such businesses are conducted. It is the expressed intent and agreement of the Executive and of GTB that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of GTB, the Quotaholders and their Member Companies and not in any manner detrimental to them. The Executive therefore agrees that so long as he is employed by GTB pursuant to this Agreement he shall not engage in any practice or business in competition with the business of GTB, the Quotaholders or any of their Member Companies.

11.2	Confidentiality

The Executive recognizes and understands that in the performance of his employment duties and responsibilities as outlined in this Agreement, he will be a key employee of the GTB and will become knowledgeable, aware and possessed of all confidential and proprietary information, know-how, data, strategic studies, techniques, knowledge and other confidential information of every kind or character relating to or connected with the business or corporate affairs and operations of GTB, the Quotaholders and their Member Companies and includes, without limitation, geophysical studies and data, market data, engineering information, shareholder data, client lists, compensation rates and methods and personnel information (collectively”'Confidential Information”) concerning the business of GTB, the Quotaholders and their Member Companies. The Executive therefore agrees that, except with the written consent of the Quotaholders, he will not disclose such Confidential Information to any unauthorized persons so long as he is employed by GTB pursuant to this Agreement and for a period of 24 months thereafter; provided that the foregoing shall not apply to any Confidential Information which is or becomes known to the public or to the competitors of GTB, the Quotaholders or their Member Companies other than by a breach of this Agreement. The Parties agree that nothing provided above shall limit or restrict the Executive's fiduciary and confidential obligations provided by Brazilian law.

11.3	Following Termination of Agreement

Subject to this provision and without otherwise restricting the fiduciary and confidential obligations imposed upon, or otherwise applicable to the Executive as a result of the Executive having been a senior officer and key employee of GTB, the Executive shall not be prohibited from obtaining employment with or otherwise forming or participating in a business competitive to the business of GTB, the Quotaholders  and their Member Companies after termination of this Agreement and the Executive's employment With GTB.

ARTICLE 12

CHANGES TO AGREEMENT

Any modifications or amendments to this Agreement must be in writing and signed by all parties or else they shall have no force and effect.

ARTICLE 13

ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns, including without limitation, the Executive's heirs, executors, administrators and personal representatives.

ARTICLE 14

GOVERNING LAW

This Agreement shall be construed in accordance with the laws of Brazil.

ARTICLE 15

NOTICES

15.1	Notice to Executive.

Any notice required or permitted to be given to the Executive shall be deemed to have been received if delivered personally to the Executive or sent by courier to the Executive's home address last known to the GTB.

15.2	Notice to GTB.

Any notice required or permitted to be given to the GTB shall be deemed to have been received if delivered personally to, sent by courier, or sent by facsimile to:

Gran Tierra Energy Brazil Ltda.
#300, 611 10th Avenue S.W.
Calgary, Alberta, Canada T2R OB2
Fax: 403 265 3242
Attn.: Officer

Copied to the Quotaholders:
Solana Resources Ltd.
#300, 611 10th Avenue S.W. .
Calgary, Alberta, Canada T2R 0B2
Fax: 403 265 3242
Attn.: Officer

Gran Tierra Energy Inc.
300, 611-10th Avenue S.W.
Calgary, Alberta, Canada T2R 0B2
Fax: (403) 265-3242
Attn: Officer

ARTICLE 16

WITHHOLDING

All payments made by GTB to the Executive or for the benefit of the Executive shall be subject to applicable withholdings and deductions as per GTB practices and Brazilian law.

ARTICLE 17

INDEPENDENT LEGAL ADVICE

The Executive acknowledges that the Executive has been advised to obtain independent legal advice with respect to entering into this Agreement, that he has obtained such Independent legal advice or has expressly deemed not to seek such advice, and that the Executive is entering into this Agreement with full knowledge of the contents hereof, of the Executives own free will and with full capacity and authority to do so.

ARTICLE 18

REPLACEMENT OF ANY PRIOR AGREEMENTS

The parties acknowledge that upon the execution of this Agreement by each of the parties, all provisions of any prior agreements are hereby superseded in their entirety and replaced herein and shall have no further force or effect.

ARTICLE 19

CORPORATE POLICIES

As an Executive employee of the GTB, the Employee agrees to provide written acknowledgement of their acceptance of the GTB, Quotaholders and their Member Companies' policies with respect to business conduct and ethics, insider trading, foreign corrupt practices, compliant reporting and acceptable computer use.

ARTICLE 20

BACKGROUND CONFIRMATION

The executive shall provide to Gran Tierra copies of his diplomas and professional reference names and phone numbers which will serve for the purposes of employment and education background checks.

IN WITNESS WHEREOF the parties hereto have eceuted this agreement as of the date set forth below, with an effective date as of July 1st, 2009.

EXECUTIVE		GRAN TIERRA ENERGY BRASIL LTD., a Brazilian company

By:	/s/Julio Moreira	By:
Title:		Name:
Date:	July 1, 2009	Date:

As Intervenient-Parties

GRAN TIERRA ENERGY INC., an		SOLANA RESOURCES LTD
Alberta, Canada corporation

By:	/s/ Dana Coffield	By:	/s/ Dana Coffield
Name:	Dana Coffield	Name:	Dana Coffield
Title:	President & CEO	Title:	President & CEO
Date:	6 July 2009	Date:	6 July 2009

Schedule A

Executive's Duties

Duties and Responsibilities for President of Gran Tierra Enemy Brasil Ltda. ("GTB")

•	President of GTB shall report directly to the Quotaholders represented by the Officer of the Quotaholders designated in Schedule B.

•	Initiation of business – open a GTB office, recruit local staff and manage resources within budget.

•
Strategic leadership – formulate and recommend strategies to the Officer to maximize quotaholder value and long-term success of the GTB in Brazil; implement capital and operating plans; identify principal risks to the GTB's business and take appropriate steps to manage these risks; make Gran Tierra Energy a quality brand name in Brazil. Keep the Officer fully informed on all significant operational, financial and other matters relevant to GTB. Screen and recommend M&A and farm-in opportunities for GTB. Coordinate evaluation of bid round opportunities. Work with Calgary and Rio based G&G staff to capture high quality opportunities.

•
Technical Leadership – ensure a rigorous and disciplined approach to technical work of the GTB with regard to geology geophysics and related disciplines; encourage technical innovation, imagination and pragmatism.

•
Financial Leadership – develop annual capital commitment and expenditure budgets for approval by the Officer; develop annual operating forecasts; authorize the commitment of funds sanctioned by the Officer, authorize the commitment of contracts, transactions and arrangements in the ordinary course of business; take reasonable steps to ensure the GTB's assets are adequately safeguarded.

•	Administrative Leadership – develop and maintain a sound and effective organizational structure; ensure all members of the organization have clear responsibilities.

•
Public Leadership – Formulate and maintain effective communications and excellent relationships with host government, PETROBRAS the ANP, ministry, other E&P companies, industry associates, communities and other in-country stakeholders; manage interactions between GTB and the public in Brazil.

•
Compliance Leadership – establish effective control and coordination mechanisms for all operations arid activities of GTB in Brazil in coordination and support with those controls and procedures established by Corporate of Gran Tierra Group in Calgary; take reasonable steps to ensure the safe, efficient operation of GTB and its employees/workers; ensure all operations and activities are in compliance with laws, regulations and the GTB, the Quotaholders and their Member Companies' code of business conduct and ethics and other policies and practices approved by Corporate of Gran Tierra Group in Calgary; foster a high performance corporate culture that promotes ethical practices and encourages individual and corporate integrity and responsibility.

Schedule B

Quotaholders' Officer

The Quotaholders hereby designate Mr. Shane O'Leary to act as the Officer, for the purpose of Article 1, item 1.1 of this Agreement.

Schedule A

Duties and Responsibilities for President

•	President of Gran Tierra Energy Colombia shall report directly to the President and CEO of Gran Tierra Energy Inc. and the board of directors of GTE Cayman.

•
Strategic leadership – formulate and recommend strategies to the President and CEO and the board of directors of GTE Cayman to maximize shareholder value and long-term success of the Partnership in Colombia; implement capital and operating plans; identify principal risks to the Partnership’s business and take appropriate steps to manage these risks; keep the President and CEO and the board of directors of GTE Cayman fully informed on all significant operational, financial and other matters relevant to the Partnership.

•
Technical Leadership – ensure a rigorous and disciplined approach to technical work of the Partnership with regard to geology, geophysics, engineering and related disciplines; encourage technical innovation, imagination and pragmatism.

•
Financial Leadership – develop annual capital commitment and expenditure budgets for approval by the President and CEO and the board of directors of GTE Cayman; develop annual operating forecasts; authorize the commitment of funds sanctioned by the President and CEO and the board of directors of GTE Cayman; authorize the commitment of contracts, transactions and arrangements in the ordinary course of business; take reasonable steps to ensure the Partnership’s assets are adequately safeguarded.

•	Administrative Leadership – develop and maintain a sound and effective organizational structure; ensure all members of the organization have clear responsibilities.

•
Public Leadership – maintain effective communications and appropriate relationships with host government, ministry, industry associates, communities and other in-country stakeholders; manage interactions between the Partnership and the public in Colombia.

•
Compliance Leadership – establish effective control and coordination mechanisms for all operations arid activities of the Partnership in Colombia in coordination and support with those controls and procedures established by Gran Tierra; take reasonable steps to ensure the safe, efficient operation of the Partnership and its employees/workers; ensure all operations and activities are in compliance with laws, regulations and the Partnership’s code of business conduct and ethics and other policies and practices approved by Gran Tierra; foster a high performance corporate culture that promotes ethical practices and encourages individual and corporate integrity and responsibility.

ADDENDUM No. 1 TO THE EXECUTIVE EMPLOYMENT AGREEMENT

This Addendum No. to the Executive Employment Agreement (the “Agreement”) is entered into on [insert date] between Gran Tierra Energy Colombia Ltd., a Utah partnership (the “Partnership”), Gran Tierra Energy Inc. a Nevada corporation (“Gran Tierra”), Gran Tierra Energy Cayman Islands Inc., a Cayman Islands company (“GTE Cayman”) and Julian Antonio Garcia Salcedo (the “Executive”, collectively with the Partnership, GTE Cayman and Gran Tierra, the “Parties”)

RECITALS

A.	The Parties executed the Agreement on November 23rd 2009.
B.	To comply with Colombian legislation the Executive must sign an employment contract under Colombian Law.
C.	The Parties wish to clarify the company in charge of the payment of the Base Salary and Bonus contemplated on the Agreement.

Therefore, the Parties agree as follows:

1)	Modification to Article 3. Base Salary.

Article 3 of the Agreement will state as follows:

“The Executive will be paid on annual salary in the amount of $600,000,000 Colombian pesos, subject to required withholdings (the “Base Salary”). The Executive’s Base Salary will be payable in accordance with Partnership practices and procedures as the may exist from time to time. Base Salary will be reviewed and may be increased on an annual basis by the Partnership, with input from the Executive, provided that any salary increase is approved by the Board and the board of directors of GTE Cayman.

The Base Salary will be paid to the Executive by the Colombian branch of Gran Tierra Energy Colombia Ltd. through an employment contract that will be signed between them.”

2)	Article 4. 2 Bonus Payment

Article 4.2 Bonus Payment will state as follows:

“The Bonus shall be payable within sixty (60) days of the end of the fiscal year, and will be based upon the Executive’s performance, the performance of Gran Tierra Energy Colombia and the performance of Gran Tierra Energy Inc. during the preceding year.

The Bonus will be paid to the Executive by the Colombian branch of Gran Tierra Energy Colombia Ltd. through an employment contract that will be signed between them.”

IN WITHNESS WHEREOF, the Parties have executed this Addendum No. 1 to the Agreement, to be duly executed on  ……………………………….

Gran Tierra Energy Inc.

By:	/s/ Dana Coffield
Dana Coffield, President and Chief Executive Officer

Gran Tierra Energy Cayman Islands Inc., a Cayman Islands Company, for itself and for the Partnership as the general manager of GTE Colombia Holdings LLC, the sole owner of Argosy Energy LLC, general Partner of the Partnership

By:	/s/ Dana Coffield
Dana Coffield, Director

Executive:	/s/ Julian Garcia
Julian Antonio Garcia Salcedo

Witness:	/s/ Martin Eden